EXHIBIT 3.4

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MIRAGEN THERAPEUTICS, INC.,

a Delaware corporation

WITH AND INTO

SIGNAL GENETICS, INC.,

a Delaware corporation

Pursuant to Section 253 of the Delaware General Corporation Law, SIGNAL GENETICS, INC., a Delaware corporation organized and existing under and by virtue of the laws of the State of Delaware (“Signal”),

DOES HEREBY CERTIFY:

FIRST:    That it was organized pursuant to the provisions of the General Corporation Law of the State of Delaware.

SECOND:    That it owns 100% of the outstanding stock of Miragen Therapeutics, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware (“Miragen”).

THIRD:    The Board of Directors of Signal (the “Board”) has adopted the resolutions as of February 13, 2017 attached as EXHIBIT A hereto approving the merger of Miragen, with and into Signal, with Signal as the surviving corporation.

FOURTH:    The Certificate of Incorporation of Signal shall be the Certificate of Incorporation of the surviving corporation, except that name of the surviving corporation shall be Miragen Therapeutics, Inc.

FIFTH:    The proposed merger has been adopted, approved, certified, executed and acknowledged by the Board in accordance with the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, SIGNAL GENETICS, INC., a Delaware corporation, has caused this certificate to be signed by its President and Chief Executive Officer as of February 13, 2017.

SIGNAL GENETICS, INC., a Delaware corporation

By:	/s/ William Marshall
Name:	William Marshall
Title:	President and Chief Executive Officer

EXHIBIT A

RESOLUTIONS OF THE

BOARD OF DIRECTORS OF

SIGNAL GENETICS, INC.

A.	APPROVAL OF POST-CLOSING RESTRUCTURING

WHEREAS, Signal Genetics, Inc., a Delaware corporation ( “Signal”), has acquired legal and beneficial ownership of all of the outstanding shares of capital stock of Miragen Therapeutics, Inc., a Delaware corporation (“Miragen Subsidiary”), as a result of a merger between Miragen Subsidiary and Signal Merger Sub, Inc., a wholly owned subsidiary of Signal (“Merger Sub”), pursuant to which Merger Sub merged with and into Miragen Subsidiary, with Miragen Subsidiary being the surviving corporation (the “Initial Merger”), in accordance with the terms of that certain Agreement and Plan of Merger by and among Signal, Miragen Subsidiary and Merger Sub, dated October 31, 2016 (the “Initial Merger Agreement”);

WHEREAS, pursuant to the Initial Merger Agreement, the Initial Merger became effective at such time as the certificate of merger was duly filed with the Secretary of State of the State of Delaware (the “Effective Time”);

WHEREAS, effective as of the Effective Time, the undersigned constituted the Board of Directors of Signal, which shall be the Board of Directors of the Surviving Company (defined below) upon the Subsequent Merger Effective Time (defined below) (the “Board”);

WHEREAS, the Board believes it to be in the best interests of Signal and its stockholders to merge Miragen Subsidiary with and into Signal (the “Subsequent Merger”) pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with Signal as the surviving entity (the “Surviving Company”) and the existence of Miragen Subsidiary ceasing; and

WHEREAS, as of the Subsequent Merger Effective Time (defined below), the name of the Surviving Company shall be “Miragen Therapeutics, Inc.”

NOW, THEREFORE, BE IT RESOLVED, that Signal be, and it hereby is, authorized to effect the Subsequent Merger;

RESOLVED FURTHER, that the Agreement and Plan of Merger between Signal and Miragen Subsidiary, in substantially the form attached hereto as EXHIBIT A, be, and it hereby is, adopted and approved in all respects (the “Subsequent Merger Agreement”);

RESOLVED FURTHER, that the Certificate of Ownership and Merger, in substantially the form attached hereto as EXHIBIT B, be, and it hereby is, adopted and approved (the “Certificate”);

RESOLVED FURTHER, pursuant to the Subsequent Merger Agreement, the Subsequent Merger will become effective at such time as the Certificate has been duly filed with the Secretary of State of Delaware or at such later time as maybe specified in such Certificate (the “Subsequent Merger Effective Time”);

RESOLVED FURTHER, that in accordance with Section 253(b) of the DGCL and as described in the Certificate, the name of the Surviving Company shall be “Miragen Therapeutics, Inc.”;

RESOLVED FURTHER, that the officers of the Surviving Company be, and each of them hereby is, authorized for and on behalf of the Surviving Company to take such further actions to provide notification of the Subsequent Merger to appropriate persons;

RESOLVED FURTHER, that the officers of the Surviving Company be, and each of them hereby is, authorized for and on behalf of the Surviving Company, to take all steps necessary or advisable for the transfer of record ownership of Miragen Subsidiary’s assets to the Surviving Company upon consummation of the Subsequent Merger and to obtain such consents from third parties and governmental or regulatory authorities as may be necessary or advisable to secure for the Surviving Company the contractual and legal rights, privileges and licenses held by Miragen Subsidiary;

RESOLVED FURTHER, that upon the Subsequent Merger Effective Time, the Surviving Company will adopt as its own and assume all of the contractual obligations, indebtedness and other liabilities of Miragen Subsidiary in existence at the Subsequent Merger Effective Time;

RESOLVED FURTHER, for U.S. federal income tax purposes, it is intended that the Subsequent Merger qualify as a tax-free liquidation of Merger Subsidiary into Signal under Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, for which the Subsequent Merger Agreement is to be adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g); and

RESOLVED FURTHER, that the officers of the Surviving Company be, and each of them hereby is, authorized and directed, for and on behalf of the Surviving Company, to take any and all actions which they may deem necessary or advisable in order to consummate the proposed Subsequent Merger and the filing of the Certificate with the Secretary of State of Delaware and with such other offices or agencies as may be necessary or appropriate.